SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
              under Section 12(g) of the Securities Exchange Act of
                   1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number 1-12459

                       MidAmerican Energy Holdings Company
             (Exact name of registrant as specified in its charter)

 666 Grand Avenue, P.O. Box 657, Des Moines, Iowa 50303-0657     515/242-4300
  (Address, including zip code of registrant's                (Telephone Number)
  principal executive offices)


                           Common Stock, no par value
                         Preferred Stock Purchase Rights
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            (Title of each class of securities covered by this Form)

                                    NONE
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

        Rule 12g-4(a)(1)(i)   [X]                  Rule 12h-3(b)(1)(ii)   [ ]
       Rule 12g-4(a)(1)(ii)   [ ]                   Rule 12h-3(b)(2)(i)   [ ]
        Rule 12g-4(a)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii)   [ ]                  Rule 12h-3(b)(2)(ii)   [ ]
        Rule 12h-3(b)(1)(i)   [X]                            Rule 15d-6   [ ]

               Approximate number of holders of record as of the
                       certification or notice date: None

        Pursuant to the requirements of the Securities Exchange Act of 1934, MHC Inc., as successor to MidAmerican Energy Holdings Company, has caused this cer-tification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     March 12, 1999                       By:      Paul J. Leighton
      --------------------------                    -------------------------
                                                       Paul J. Leighton
                                                       Corporate Secretary